EX-35.6
(logo) WELLS FARGO

Commercial Mortgage-Servicing

MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711


ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-PWR15.

In accordance with section 11.11 of the Pooling and Servicing Agreement, (the "Agreement") dated March 1, 2007, executed by and between Bear Stearns Commercial Mortgage Securities Inc. (as "Depositor"), Prudential Asset Resources, Inc. (as a "Master Servicer" and a "Loan Specific Special Servicer"), Wells Fargo Bank, National Association (as a "Master Servicer"), Centerline Servicing Inc. (f/k/a ARCap Servicing, Inc.), (as "General Special Servicer"), Wells Fargo Bank, National Association (as "Certificate Administrator" and "Tax Administrator"), and LaSalle Bank National Association (as "Trustee"), as authorized officer of the Master Servicer, Wells Fargo Bank, National Association, I certify that (i) a review of the activities of such Master Servicer, during the preceding calendar year, or portion thereof, and of its performance under this Agreement has been made under my supervision, and
(ii) to the best of my knowledge, based on such review, such Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year or portion thereof.


Dated: March 14, 2008


Wells Fargo Bank, National Association
Master Servicer


/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President